EXHIBIT 4.1

AMENDMENT NO. 1
TO
PREEMPTIVE AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO PREEMPTIVE AND REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is entered into as of the Effective Date (as defined below) by and among PrivateBancorp, Inc., a Delaware corporation (the “Company”), GTCR Fund IX/A, L.P., a Delaware limited partnership (the “Institutional Investor”), GTCR Fund IX/B, L.P., a Delaware limited partnership  (“GTCR IX/B”) and GTCR Co-Invest III, L.P., a Delaware limited partnership (“GTCR Co-Invest” and together with the Institutional Investor and GTCR IX/B, the “Majority Holders”).  This Amendment amends that certain Preemptive and Registration Rights Agreement, dated as of December 11, 2007, by and among the Company and the Majority Holders (the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Agreement.

RECITALS

WHEREAS, the Majority Holders are holders of a majority of the Registrable Securities currently outstanding;

WHEREAS, as an inducement for the Majority Holders to effect a conversion of their outstanding shares of Series A Stock into Non-voting Common Stock of the Company, the Company and the Majority Holders have agreed to amend the Agreement on the terms and conditions set forth herein; and

WHEREAS, the parties to this Amendment intend for the amendments agreed to herein to be effective as of the Effective Date, as such term is defined in the letter agreement dated as of June 17, 2009 among the Corporation and the Majority Holders;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1                                AMENDMENTS TO THE AGREEMENT.

Effective as of the Effective Date, the Agreement is hereby amended as follows pursuant to section 4.7 of the Agreement:

1.1           The following definitions appearing under section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:

“Institutional Investor Percentage Interest” means the aggregate percentage beneficial ownership of the Institutional Investor and its Affiliates of the Company’s outstanding shares of Common Stock on the date of determination (assuming conversion of the Non-voting Common Stock and any Series A Stock).

“New Stock” means Common Stock, Non-voting Common Stock or Series A Stock, or securities convertible into or exchangeable for Common Stock of the Company or which have voting rights or participation features with Common Stock of the Company, offered in a public or nonpublic offering by the Company.

“Qualified Equity Offering” means a public or nonpublic offering of Common Stock, Non-voting Common Stock or Series A Stock, or securities convertible into or exchangeable for Common Stock of the Company or which have voting rights or participation features with Common Stock of the Company (collectively, “New Stock”) solely for cash and not pursuant to a Special Registration; provided, however, that none of the following offerings shall constitute a Qualified Equity Offering:  (a) any offering pursuant to any stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity or otherwise, to or for the benefit of any employees, potential employees, officers or directors of the Company, or (b) any offering made as consideration pursuant to an acquisition (whether structured as a merger or otherwise), a partnership or joint venture or strategic alliance or investment by the Company or similar non-capital raising transaction (but not an offering to raise capital to fund an acquisition).

“Registrable Securities” means (a) Shares of Common Stock; (b) any shares of Common Stock issued or issuable upon the conversion of any Series A Stock issued pursuant to the Stock Purchase Agreement; (c) any shares of Non-voting Common Stock issued upon conversion of Series A Stock issued pursuant to the Stock Purchase Agreement or the stock purchase agreement dated as of June 10, 2008 (the “2008 Purchase Agreement”) among the Company and the Investors identified therein; (d) any other shares of Common Stock held by the Holders; and (e) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, preferred stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares or any other shares of Common Stock held by the Holders, provided, however, that Registrable Securities shall not include any shares of Common Stock which have been sold to the public by a Holder either pursuant to a registration statement or Rule 144 under the Securities Act, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to exercisable or convertible securities (including Non-voting Common Stock and any Series A Stock).

“Shares” mean shares of Common Stock and/or Series A Stock issued by the Company to the Investors pursuant to the Stock Purchase Agreement or 2008 Purchase Agreement and shares of Non-voting Common Stock issued upon conversion of any Series A Stock.

1.2           Section 1.1 of the Agreement is further amended to add the following definition thereto in appropriate alphabetical order:

“Non-voting Common Stock” means the Company’s Non-voting Common Stock, no par value per share, issuable upon conversion of the Series A Stock.

1.3           Section 3.1 of the Agreement is amended to add the words “Non-voting Common Stock and any” immediately prior to the words “Series A Stock” appearing therein.

1.4           Section 3.3(d) of the Agreement is amended and restated in its entirety to read as follows:

(d)           Notwithstanding any provision in this Agreement to the contrary, in the event that the Institutional Purchaser and its Affiliates are entitled to acquire Common Stock pursuant to this Section 3, then the Institutional Purchaser and its Affiliates may at their option acquire securities in the form of Non-voting Common Stock or Series A Stock or another series of preferred stock of the Corporation with terms, conditions and provisions that shall be established upon the issuance of such preferred stock that are similar to and consistent with the terms, conditions and provisions upon which the Non-voting Common Stock or, at the discretion of the Institutional Purchaser, the Series A Stock were established.

1.5           Section 3.6 of the Agreement is amended to add the phrase “Non-voting Common Stock,” immediately prior to the words “Series A Stock” appearing therein.

SECTION 2                                MISCELLANEOUS

2.1           Effect of Amendment.  Except as specifically amended above, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith and currently in effect shall remain in full force and effect, and are hereby ratified and confirmed.  At all times on and after the Effective Date, each reference to the Agreement in any other document, instrument or agreement shall mean and be a reference to the Agreement as modified by this Amendment.

2.2           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

2.3           Governing Law.  This Amendment shall be governed by and construed under the laws of the State of Illinois as applied to agreements among Illinois residents entered into and to be performed entirely within the State of Illinois.

2.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.6           Severability.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

PRIVATEBANCORP, INC.
By:/s/Larry D. Richman
Name: Larry D. Richman
Title: President and Chief Executive Officer

Address:	120 South LaSalle Street Chicago, Illinois 60603 Attention: General Counsel

GTCR FUND IX/A, L.P.

By: GTCR Partners IX, L.P., its General Partner

By:	GTCR Golder Rauner II, L.L.C., its General Partner

By:	/s/Collin E. Roche
Name: Collin E. Roche
Title: Principal

GTCR FUND IX/B, L.P.

By: GTCR Partners IX, L.P., its General Partner

By:	GTCR Golder Rauner II, L.L.C., its General Partner

By:	/s/Collin E. Roche
Name: Collin E. Roche
Title: Principal

GTCR CO-INVEST III, L.P.

By: GTCR Golder Rauner II, L.L.C., its General Partner

By:	/s/Collin E. Roche
Name: Collin E. Roche
Title: Principal